Exhibit 99.1

Emerge Energy Services LP Announces Suspension of Trading and Commencement of NYSE Delisting Procedures Due to Low Market Capitalization;  Common Units Expected to Begin Trading Over-the-Counter

Fort Worth, Texas — May 31, 2019 — The New York Stock Exchange LLC (“NYSE”) announced today that the NYSE Regulation staff has determined to commence proceedings to delist the common units representing limited partner interests (the “common units”) of Emerge Energy Services LP (the “the Partnership”) (NYSE:  EMES) from the NYSE.  Trading in the Partnership’s common units will be suspended immediately.

NYSE Regulation reached its decision to delist the common units pursuant to Section 802.01B of the NYSE’s Listed Company Manual because the Partnership has not satisfied the NYSE’s continued listing standard requiring listed companies to maintain an average global market capitalization over a consecutive 30 trading day period of at least $15,000,000.

The NYSE will apply to the Securities and Exchange Commission to delist the common units upon completion of all applicable procedures, The Partnership does not intend to appeal the determination and, therefore, it is expected that the common units will be delisted.

The Partnership anticipates that effective June 3, 2019, the common units will commence trading over-the-counter under the symbol “EMESZ”.  The Partnership can provide no assurance that its common units will continue to trade on this market, whether broker-dealers will continue to provide public quotes of its common units on this market, or whether the trading volume of its common units will be sufficient to provide for an efficient trading market.

About Emerge Energy Services LP

Emerge Energy Services LP is a limited partnership engaged in the business of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and natural gas wells, through its subsidiary Superior Silica Sands LLC.

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